Exhibit 99.1

Reinsurance Group of America Names New Member to Board of Directors

ST. LOUIS, March 19, 2026 - Reinsurance Group of America, Incorporated (NYSE: RGA), a leading global life and health reinsurer, announced today that Peter Babej has been appointed to the company’s Board of Directors, effective April 1, 2026.

“Peter brings deep global financial services expertise and a proven record of leadership across complex institutions and markets,” said Tony Cheng, President and Chief Executive Officer, RGA. “His experience advising and leading financial institutions through periods of transformation, combined with his extensive knowledge of insurance, capital markets, and Asia-Pacific operations, will be a great resource as RGA advances its long-term strategy and pursues opportunities worldwide.”

“With more than three decades of experience at the intersection of banking, insurance, and financial advisory, Peter offers a global perspective that will further strengthen our Board,” said Stephen O’Hearn, Chair of the Board of Directors, RGA. “He has successfully led organizations through significant strategic initiatives; we are delighted to welcome him to RGA and look forward to benefiting from his insights and counsel.”

Most recently, Mr. Babej served as Chairman and Interim Head of Banking at Citigroup before retiring in 2024. Prior to that role, he was Chief Executive Officer of Citi Asia Pacific, where he led operations across multiple markets and oversaw a workforce of approximately 70,000 employees. During his tenure, he guided the organization through complex strategic initiatives, including the expansion of institutional and wealth management capabilities across the region.

Mr. Babej previously served as Citi’s Global Head of Financial Institutions. Prior to Citi, he held senior roles at Deutsche Bank and Lazard. Throughout his career, Mr. Babej has advised on landmark mergers, acquisitions, and capital markets transactions, with a particular focus on clients across financial services, insurance, and reinsurance.

Mr. Babej holds a B.A. (summa cum laude) from Princeton University’s School of Public and International Affairs, as well as a J.D. and Ph.D. from Harvard University.

About RGA

Reinsurance Group of America, Incorporated (NYSE: RGA) is a global industry leader specializing in life and health reinsurance and financial solutions that help clients effectively manage risk and optimize capital. Founded in 1973, RGA is one of the world’s largest and most respected reinsurers and remains guided by a powerful purpose: to make financial protection accessible to all. As a global capabilities and solutions leader, RGA empowers partners through bold innovation, relentless execution, and dedicated client focus – all directed toward creating sustainable long-term value. RGA has approximately $4.3 trillion of life reinsurance in force and total assets of $156.6 billion as of December 31, 2025. To learn more about RGA and its businesses, please visit rgare.com or follow RGA on LinkedIn and Facebook. Investors can learn more at investor.rgare.com.

Lynn Phillips

Senior Vice President, Enterprise Marketing & Communications

636-736-2351

lphillips@rgare.com

Lizzie Curry

Executive Director, Public Relations

636-736-8521

lizzie.curry@rgare.com